EXHIBIT  2.3

                               SECOND AMENDMENT TO
                           AGREEMENT AND PLAN OF MERGER

          This Second Amendment to the Agreement and Plan of Merger
(this "Amendment") is entered into as of August 15, 1996 by and among NORTHERN ILLINOIS FINANCIAL CORPORATION, an Illinois corporation ("Northern Illinois"), PREMIER FINANCIAL SERVICES, INC., a Delaware corporation ("Premier"), and GRAND PREMIER FINANCIAL, INC., a Delaware corporation ("GPF").

          WHEREAS, Northern Illinois, Premier and GPF have entered into an Agreement and Plan of Merger, dated as of January 22, 1996, as amended by The First Amendment to the Agreement and Plan of Merger, dated March
18, 1996 (the "Agreement"), providing for the merger of Northern Illinois and Premier with and into GPF, subject to the terms and conditions set forth therein; and

          WHEREAS, Northern Illinois, Premier and GPF desire to make certain technical amendments to Section 1.2 of the Agreement to conform certain provisions of the Agreement to the requirements of the Secretary of State of the State of Illinois; and

          NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

          1. SECTION 1.2 of the Agreement is hereby amended by deleting the same in its entirety and substituting in lieu thereof the following:

              1.2 EFFECTIVE TIME. The Merger shall become effective upon the issuance of a certificate of merger by the Secretary of State. The term "Effective Time" shall be the date and time when the Merger becomes effective, in accordance with this
          Section 1.2.

          2. All references in the Agreement to the "Illinois Secretary" shall be deemed to be references to the Secretary of State of the State of Illinois and all references in the Agreement to the "Delaware Secretary" shall be deemed to be references to the Secretary of State of the State of Delaware.

          3. REFERENCES. All references in the Agreement to "this Agreement" shall hereafter refer to the Agreement as amended hereby.

          4. COUNTERPARTS. This Second Amendment may be executed in counterparts, all of which shall be considered one and the same instrument, it being understood that all parties need not sign the same counterpart.

         IN WITNESS WHEREOF, Premier, Northern Illinois and GPF have caused this Second Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

PREMIER FINANCIAL SERVICES, INC.            NORTHERN ILLINOIS FINANCIAL
                                             CORPORATION


By:/s/ Richard L. Geach                    By:/s/ Robert W. Hinman
   ---------------------------------          ---------------------------------
       Richard L. Geach                           Robert W. Hinman
       President and Chief Executive              President and Chief Executive
       Officer                                    Officer



GRAND PREMIER FINANCIAL, INC.


By:/s/ Richard L. Geach
   ----------------------------------
       Richard L. Geach
       Chief Executive Officer


By:/s/ Robert W. Hinman
   ----------------------------------
       Robert W. Hinman
       President